Exhibit 99.1

Gevo Reports Second Quarter 2011 Financial Results and Announces Definitive Off-Take Agreement with

Sasol Chemical Industries Limited

ENGLEWOOD, Colo. — August 1, 2011 — Gevo, Inc. (NASDAQ: GEVO), a renewable chemicals and advanced biofuels company, today announced its financial results for the second quarter ended June 30, 2011 and updated expectations about its isobutanol commercialization progress.

“Gevo has made great progress on all fronts and we are exceeding our original commercialization plans. We are particularly excited about the commercial agreement we’ve achieved with Sasol and our joint venture with Redfield that we announced in mid-June. The ability to consummate our first off-take while at the same time proving the value of our retrofit model sets an excellent precedent and significantly de-risks our platform,” said Dr. Patrick Gruber, Chief Executive Officer of Gevo. “In addition, our intellectual property position is strengthening and I look forward to discussing our patents as they are issued. Finally, our relationship with Lanxess is progressing as planned. We’re looking forward to supplying isobutanol to Lanxess at its facility in Sarnia, Ontario.”

Corporate Highlights:

•

Gevo and Sasol Chemical Industries Limited (Sasol) announced today that they have entered into a definitive commercial off-take agreement commencing in 2012. This three-year agreement anticipates the utilization of the majority of Gevo’s 2012 and 2013 planned production capacity and includes specific volume and price commitments.

•	Gevo broke ground on the Company’s Luverne, MN retrofit on May 31, 2011 and construction is proceeding on schedule.

•

On June 15, 2011 Gevo and Redfield Energy, LLC (Redfield) entered into a definitive joint venture (JV) to convert Redfield’s 50 mgpy ethanol plant into an isobutanol plant. This JV plant is expected to be online by the end of 2012.

•

The US Patent and Trademark Office (USPTO) has given Gevo “notice of allowance” for two of the Company’s many patent applications. These patents, when issued, will strengthen Gevo’s core intellectual property portfolio significantly.

•	In June 2011, Gevo and Toray Industries, Inc. announced the successful production of fully renewable and recyclable polyethylene terephthalate (PET) made from Gevo’s isobutanol.

•	In June 2011, Lanxess Inc. highlighted Gevo’s renewable isobutanol as an important feedstock in the production of synthetic rubber at its annual shareholders’ meeting held in Cologne, Germany.

•

On July 26, 2011, Gevo and South Hampton Resources (SHR) signed an agreement to build a hydrocarbon demonstration plant at SHR’s facility near Houston, TX. This plant is designed to produce jet fuel and other hydrocarbons from Gevo’s renewable isobutanol to facilitate ASTM certification requirements including jet engine testing.

•

Because of the Company’s quickly evolving technology, Gevo has made the strategic decision to add an enhanced Yeast Seed Train to the Company’s Luverne, MN facility. This unit is expected to reduce the cycle times required to deploy advanced yeast strains. The investment in the enhanced Yeast Seed Train is estimated to be up to $10 million.

•

Finally, Gevo has decided to deploy a larger GIFT® system at its Luverne, MN plant potentially increasing the facility’s nameplate capacity. “As yeast with higher throughput are developed and deployed in the future, we do not want the GIFT® fermentation system to be the capacity limitation,” explained Dr. Gruber.

Operations Update

Gevo has completed the detail planning and design for the retrofit of its Luverne, MN facility. On May 31, 2011 the Company held a groundbreaking ceremony to celebrate the construction of the retrofit that is proceeding on plan. Gevo continues to expect the facility to produce renewable isobutanol in the first half of 2012.

As it relates to the Company’s announced JV with Redfield, Gevo expects on-site engineering work to begin in December 2011. Once the engineering is completed, the JV will begin the retrofit process. Gevo and Redfield anticipate initial isobutanol production at the Redfield, SD facility to begin by year end 2012.

Financial Highlights

Revenues for the second quarter of 2011 were $14.5 million compared to $0.5 million in the same period in 2010, as a result of revenues from Agri-Energy in Luverne, MN, which the Company acquired in September 2010. During the ongoing retrofit of the Luverne, MN facility to isobutanol production it will continue to generate revenue from the production of ethanol and related products. Research and development expense increased to $5.3 million in the second quarter of 2011, from $3.2 million for the same period in 2010. The increase primarily reflects use of the Company’s demonstration facility in St. Joseph, MO during the current quarter to support ongoing product development work and to generate samples for future customers. Selling, general and administrative expense for the second quarter of 2011 increased to $7.2 million from $4.9 million for the same period in 2010, due primarily to increased personnel costs, including non-cash compensation, in support of commercialization objectives and compliance activities as a public company and increased legal, accounting and other outside services costs related to initial commercialization activities. The net loss for the second quarter of 2011 was $12.5 million compared to $8.6 million for the second quarter of 2010.

Gevo reported cash and cash equivalents on hand of $105.2 million as of June 30, 2011.

Webcast and Conference Call Information

Patrick R. Gruber, Ph.D., Chief Executive Officer, and Mark Smith, Chief Financial Officer, will host a conference call today at 4:30 p.m. EDT (2:30 p.m. MDT) to review the Company’s second quarter 2011 results and to update expectations about its isobutanol commercialization progress.

To participate in the conference call, please dial 1-866-730-5770 (inside the US) or 1-857-350-1594 (outside the US) and reference the access code 90454710. The presentation will be available via a live webcast at:
http://phx.corporate-ir.net/phoenix.zhtml?p=irol-eventDetails&c=238618&eventID=3973696.

A replay of the call will be available one hour after the conference call ends on August 1, 2011 until Midnight EDT on August 31, 2011. To access the replay, please dial 1-888-286-8010 (inside the US) or 1-617-801-6888 (outside the US) and reference the access code 35119455. The archived webcast will be available for 30 days in the Investor Relations section of Gevo’s website at www.gevo.com.

About Gevo

Gevo is converting existing ethanol plants into biorefineries to make renewable building block products for the chemical and fuel industries. The Company plans to convert renewable raw materials into isobutanol and renewable hydrocarbons that can be directly integrated on a “drop in” basis into existing chemical and fuel products to deliver environmental and economic benefits. Gevo is committed to a sustainable biobased economy that meets society’s needs for plentiful food and clean air and water. For more information, visit http://www.gevo.com.

Forward-Looking Statements

Certain statements within this press release may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements relate to a variety of matters, including but not limited to: Gevo’s ability to acquire access to and retrofit existing ethanol production facilities, the timing and costs associated with and the availability of capital for scheduled retrofits, its future isobutanol production capacity, the timing associated with bringing such capacity online, the expected applications of isobutanol and addressable markets, the expected cost-competitiveness and relative performance attributes of isobutanol and the products derived from it, the strength of the Company’s intellectual property position and future issuance of Company patents and other statements that are not purely statements of historical fact. These forward-looking statements are made on the basis of the current beliefs, expectations and assumptions of our management and are subject to significant risks and uncertainty. All such forward-looking statements speak only as of the date they are made, and the Company assumes no obligation to update or revise these statements, whether as a result of new information, future events or otherwise. Although the Company believes that the expectations reflected in these forward-looking statements are reasonable, these statements involve many risks and uncertainties that may cause actual results to differ materially from what may be expressed or implied in these forward-looking statements. For a discussion of the risks and uncertainties that could cause actual results to differ from those expressed in these forward-looking statements, as well as risks relating to the business of the Company in general, see the risk disclosures in Gevo’s Annual Report on Form 10-K for the year ended December 31, 2010, and in subsequent reports on Forms 10-Q and 8-K and other filings made with the Securities and Exchange Commission by the Company.

Non-GAAP Financial Information

Consolidated financial information has been presented in accordance with GAAP as well as on a non-GAAP basis. On a non-GAAP basis, financial measures exclude non-cash items such as stock-based compensation. Management believes that it is useful to supplement its GAAP financial statements with this non-GAAP information because management uses such information internally for its operating, budgeting and financial planning purposes. These non-GAAP financial measures also facilitate management’s internal comparisons to Gevo’s historical performance as well as comparisons to the operating results of other companies. In addition, Gevo believes these non-GAAP financial measures are useful to investors because they allow for greater transparency into the indicators used by management as a basis for its financial and operational decision making. Non-GAAP information is not prepared under a comprehensive set of accounting rules and therefore, should only be read in conjunction with financial information reported under U.S. GAAP when understanding Gevo’s operating performance. A reconciliation between GAAP and non-GAAP financial information is provided in the financial statement tables below.

Gevo, Inc.

Consolidated Statements of Operations Information

(Unaudited)

	Three Months Ended June 30, 2011	Three Months Ended June 30, 2010
Total revenues	$14,533,000	$462,000
Cost of goods sold	(13,637,000)	—

Gross margin	896,000	462,000

Operating expenses:
Research and development	(5,338,000)	(3,210,000)
Selling, general and administrative	(7,180,000)	(4,871,000)
Loss on abandonment or disposal of assets	(11,000)	—

Total operating expenses	(12,529,000)	(8,081,000)

Loss from operations	(11,633,000)	(7,619,000)

Other (expense) income:
Interest expense	(851,000)	(361,000)
Interest and other income	18,000	39,000
Loss from change in fair value of warrant liabilities	—	(660,000)

Other expense—net	(833,000)	(982,000)

Net loss	(12,466,000)	(8,601,000)

Deemed dividend—amortization of beneficial conversion feature	—	(779,000)

Net loss attributable to Gevo, Inc. common stockholders	$(12,466,000)	$(9,380,000)

Net loss per share attributable to Gevo, Inc. common stockholders—basic and diluted	$(0.48)	$(8.15)

Weighted-average number of common shares outstanding—basic and diluted	25,852,185	1,151,282

Non-GAAP Financial Information

	Three Months Ended June 30, 2011	Three Months Ended June 3, 2010
Gevo Development / Agri-Energy
Loss from operations	$(188,000)	$(1,065,000)
Depreciation and amortization	514,000	—

Non-GAAP income (loss) from operations	$326,000	$(1,065,000)

Gevo, Inc.
Loss from operations	$(11,445,000)	$(6,554,000)
Depreciation and amortization	649,000	730,000
Non-cash stock-based compensation	1,761,000	1,707,000

Non-GAAP loss from operations	$(9,035,000)	$(4,117,000)

Gevo Consolidated
Loss from operations	$(11,633,000)	$(7,619,000)
Depreciation and amortization	1,163,000	730,000
Non-cash stock-based compensation	1,761,000	1,707,000

Non-GAAP loss from operations	$(8,709,000)	$(5,182,000)

Gevo, Inc.

Condensed Consolidated Balance Sheet Information

(Unaudited)

	June 30, 2011	December 31, 2010
Assets
Current assets:
Cash and cash equivalents	$105,197,000	$15,274,000
Accounts receivable	2,355,000	2,830,000
Inventories	6,410,000	3,765,000
Prepaid expenses, derivative asset, margin deposit and other current assets	2,615,000	2,025,000

Total current assets	116,577,000	23,894,000

Property, plant and equipment—net	23,900,000	23,465,000
Deferred offering costs	—	3,152,000
Debt issue costs	772,000	929,000
Deposits and other assets	169,000	169,000

Total assets	$141,418,000	$51,609,000

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable and accrued expenses	$7,408,000	$7,903,000
Current portion of secured long-term debt	1,928,000	1,785,000
Derivative liability	—	405,000
Fair value of warrant liabilities	—	2,034,000

Total current liabilities	9,336,000	12,127,000

Secured long-term debt, less current portion	17,847,000	18,647,000
Other liabilities	463,000	876,000

Total liabilities	27,646,000	31,650,000

Stockholders’ equity
Convertible preferred stock	—	146,000
Common stock	260,000	12,000
Additional paid-in capital	221,682,000	105,128,000
Deficit accumulated during development stage	(108,170,000)	(85,327,000)

Total stockholders’ equity	113,772,000	19,959,000

Total liabilities and stockholders’ equity	$141,418,000	$51,609,000

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Jackie Kolek, Peppercom (media)

212-931-6166

jkolek@peppercom.com

Julia Avery, Stern Investor Relations, Inc. (investors)

212-362-1200

julia@sternir.com